Exhibit 5.1

Reed Smith LLP

599 Lexington Avenue
New York, NY 10022-7650
+1 212 521 5400
Fax +1 212 521 5450

reedsmith.com

August 9, 2013

SFX Entertainment, Inc.

430 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel for SFX Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1, as amended (Registration No. 333-189564) (the “Registration Statement”), filed with the Securities Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of its shares of common stock, par value $0.001 per share of the Company (the “Shares”), and, if the over-allotment option is exercised, the offer and sale by the Company of additional shares (the “Additional Shares”) to the underwriters (the “Underwriters”) pursuant to the terms of the underwriting agreement to be executed by the Company, UBS Securities LLC, Barclays Capital Inc., and Jefferies LLC as representatives of Underwriters.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, (a) the Certificate of Incorporation of the Company, as amended, (b) the bylaws of the Company and (c) certain resolutions adopted by the board of directors of the Company.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies. As to questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares and Additional Shares will be duly and validly issued and will be fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

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We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP

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